Exhibit 10.2

CHITTENDEN CORPORATION

Performance Share Program

As Amended and Restated as of November 15, 2006

CHITTENDEN CORPORATION

Performance Share Program

CHITTENDEN CORPORATION

Performance Share Program

1. PURPOSE

Chittenden Corporation (the “Company”) has adopted this Performance Share Program (the “Program”), subject to the approval of the Company’s stockholders of the Amended and Restated Chittenden Corporation Stock Incentive Plan, in order to strengthen the ability of the Company to attract and retain talented executives and to promote the long-term growth and profitability of the Company by linking a significant element of participating employee’s compensation opportunity to the performance of the Company over an extended period of time. This Program shall be administered pursuant to the terms and conditions of the Chittenden Corporation Stock Incentive Plan (the “SIP”). All common stock of the Company issued in connection with the Program shall be deemed to be issued from shares authorized and reserved pursuant to the SIP. Any term used herein shall, in the absence of a specific definition, have the meaning assigned to such term in the SIP.

2. DEFINITIONS

(a) “Account” means the bookkeeping account established for the Participant under Section 4(b).

(b) “Affiliated Corporations” means members of the controlled group of corporations as defined in Section 1563 of the Code.

(c) “Award” means any grant of Common Stock in accordance with Section 4(a).

(d) “Board” means the Board of Directors of Chittenden Corporation.

(e) “Change in Control” shall have the meaning assigned to such term in the SIP.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(g) “Committee” means the committee designated by the Board to administer the Program. With respect to Covered Employees for whom the Program is intended to provide Qualified Performance-based Compensation within the meaning of Section 162(m) of the Code, any Committee must consist of two or more persons each of whom are “outside directors” within the meaning of Section 162(m) of the Code. To the extent the Committee delegates authority pursuant to Section 6(a), references to the Committee in the Program shall, as appropriate, be deemed to refer to the Committee’s delegate.

CHITTENDEN CORPORATION

Performance Share Program

(h) “Common Stock” or “Stock” means the common stock of the Company.

(i) “Comparison Group” means the peer group of companies designated by the Committee as the Comparison Group relative to a given Performance Cycle, as described in Section 3(a)(iii). The Comparison Group for the 2005-2007 Performance Cycle is attached hereto as Exhibit C.

(j) “Covered Employee” has the meaning given such term under Section 162(m) of the Code.

(k) “Dividend Equivalent” means credits in respect of each Performance Share or other Stock Unit representing an amount equal to the dividends or distributions declared and paid on a share of Common Stock.

(l) “EPS Growth Rate” means the Company’s fully diluted compound earnings per share growth rate over the relevant Performance Cycle.

(m) “Effective Date” means the date that the Company’s stockholders approve the Amended and Restated Chittenden Corporation Stock Incentive Plan, the effective date of this Program.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, including all rules and regulations promulgated thereunder.

(o) “Participant” means an executive officer or other key employee of the Company or an Affiliated Corporation who is selected by the Committee to participate in this Program.

(p) “Performance Cycle” means the period over which Performance Shares designated in respect of the Performance Cycle potentially may be earned. Performance Cycles will generally be three-year periods extending from January 1 of the initial year through December 31 of the third year in the Performance Cycle. Performance Cycles generally will begin each year, and therefore will overlap with one another. The three-year performance cycle beginning on January 1, 2005 shall be referred to herein as the 2005 - 2007 Performance Cycle. Exhibit A illustrates the timing of the Performance Cycles under this Program. A Performance Cycle shall be a period of no less than one year.

(q) “Performance Goals” means the levels of achievement specified in the table, grid or formula described in Section 3(a)(i)(d) herein.

(r) “Performance Shares” means the shares of Common Stock which a Participant may earn hereunder.

CHITTENDEN CORPORATION

Performance Share Program

(s) “Pro Rata Portion” means, for any individual, a portion of a specified number of Performance Shares relating to a given Performance Cycle determined by multiplying such number of Performance Shares by a fraction, the numerator of which is the number of calendar days in the Performance Cycle during which the individual was a Participant in the Program and the denominator of which is the number of calendar days in the Performance Cycle (subject to adjustment under Section 3(b)).

(t) “Qualified Performance-based Compensation” has the meaning given such term under Section 162(m) of the Code and the regulations promulgated thereunder.

(u) “Stock Unit” is a bookkeeping unit which represents a right to receive one share of Common Stock upon settlement, together with a right to accrual of additional Stock Units as a result of Dividend Equivalents, subject to the terms and conditions of this Program. Stock Units are arbitrary accounting measures created and used solely for purposes of this Program, and do not represent ownership rights in the Company, shares of Common Stock, or any asset of the Company.

(v) “Target Performance Shares” means a number of Performance Shares designated as a target number that may be earned by a Participant in respect to a given Performance Cycle.

(w) “Termination of Employment” means the Participant’s termination of employment with the Company and any Affiliated Corporations.

(x) “Total Shareholder Return” means the amount, expressed as a percentage, of market price appreciation or depreciation of a share of Common Stock plus dividends on a share of Common Stock or on the common stock of a company in the Comparison Group assuming dividend reinvestment at the dividend payment date.

3. DETERMINATION OF PERFORMANCE SHARES

(a) Designation of Performance Shares and Related Terms.

(i) Not later than 90 days after the beginning of a Performance Cycle, the Committee shall: (a) select employees to participate in the Program for the relevant Performance Cycle; (b) designate, for each such Participant, the Target Performance Shares such Participant shall have the opportunity to earn in such Performance Cycle; (c) specify the duration of the Performance Cycle; and (d) specify a table, grid or formula that sets forth the number or percentage of Target Performance Shares that will be earned corresponding to the percentile rank of the Company’s EPS Growth Rate for the three years ending on the last day of the Performance Cycle as compared to the EPS Growth Rate of the Comparison Group for the three years ending on the last day of the

CHITTENDEN CORPORATION

Performance Share Program

Performance Cycle. Exhibit B contains such a table for the 2005-2007 Performance Cycle. The Committee may, in its discretion, adjust the number of Performance Shares earned by a Participant, notwithstanding the achievement of a specified performance condition. The Committee may exercise this discretion in light of other performance measures it deems relevant, including but not limited to Total Shareholder Return results of the Company during the relevant Performance Cycle relative to the Comparison Group; provided, however, that the Committee may only exercise such discretion to reduce, and not to increase, the number of Performance Shares earned by a Participant unless such award was not intended to be Qualified Performance-based Compensation. Threshold awards will be equal to 50% of Target Performance Shares and maximum awards will be equal to 150% of Target Performance Shares.

(ii) The provisions of Section 3(a)(i) notwithstanding, at any time during a Performance Cycle, the Committee may select a new employee or a newly promoted employee who was not currently participating in the Performance Cycle to participate in the Performance Cycle and designate the Target Performance Shares for such Participant; provided, however, that such designation must be effective before the date on which two-thirds (2/3) of the relevant Performance Cycle has elapsed; and further provided that such individuals must be designated within the first 90 days of such Performance Cycle if awards to such individuals are intended to be Qualified Performance-based Compensation. In no event may such Participant earn more than the Pro Rata Portion of the Performance Shares otherwise capable of being earned with respect to such Performance Cycle.

(iii) The Comparison Group for each Performance Cycle shall be designated by the Committee within the first 90 days of the Performance Cycle, provided that, if the Committee does not designate a new Comparison Group for any Performance Cycle, the Comparison Group shall be that most recently designated by the Committee. In the event a merger, acquisition, or other extraordinary corporate event affects a company included in the Comparison Group, and if as a result in the Committee’s judgment such event causes the EPS Growth Rate for such company not to be comparable with periods prior to the event or otherwise necessitates a change or adjustment to ensure continued comparability, the Committee shall make such adjustments, including substituting another company in place of the affected company, in order to maintain the comparability of results of the Comparison Group.

(iv) Not later than 120 days after the end of each Performance Cycle, the Committee shall determine the extent to which the Performance Goals for the earning of Performance Shares were achieved during such Performance Cycle and the number of Performance Shares (or, the “Award”) earned by each Participant with respect to such Performance Cycle. The Committee shall certify in writing as to whether the Performance Goals and any other material terms relating to the earning of Performance Shares were in fact satisfied.

CHITTENDEN CORPORATION

Performance Share Program

(b) Adjustment of and Changes in Stock. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other similar corporate transaction, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock, Performance Shares, and/or other securities issued, reserved or granted for any purpose under this Program.

4. PAYMENT OF AWARDS

(a) Performance Awards. Subject to the applicable provisions of Section 3, each Participant shall be entitled to receive an Award of Common Stock in an amount equal to the Performance Shares earned in respect of a Performance Cycle plus shares of Common Stock representing Dividend Equivalents on such earned Performance Shares retroactively reinvested into Common Stock during the Performance Cycle at Fair Market Value on the dividend payment date. Participants shall be immediately vested in such Award as of the date it is granted by the Committee in accordance with Section 3(a)(iv).

(b) Accounts. The Committee shall maintain a bookkeeping Account for each Participant reflecting the number of Performance Shares credited to the Participant hereunder. The Account may include sub accounts or other designations as the Committee may deem appropriate.

(c) Payment of Account. Payment of an Account will be made in shares of Common Stock promptly following the date on which Awards are made; provided, however, the Committee may, whether at the time of grant or at any time thereafter prior to payment or settlement, permit (subject to such conditions as the Committee may from time to time establish) a Participant to elect to defer receipt of all or any portion of any shares of Common Stock that would otherwise be due to such Participant in payment or settlement of any Award under the Program; provided further, that any such deferral shall be made in compliance with a plan designed to comply with the requirements of Section 409A of the Code. Subject to the applicable provisions of Section 409A of the Code and the rules and procedures established by the Committee from time to time, Dividend Equivalents may be paid or credited in respect of deferred amounts credited in Stock Units and, deferred amounts may be paid in a lump sum or in installments. The shares of Common Stock issued under the Program may be authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional share of Common Stock shall be issued under the Program. Awards of fractional shares of the Common Stock, if any, shall be settled in cash.

CHITTENDEN CORPORATION

Performance Share Program

5. TERMINATION OF EMPLOYMENT

(a) Termination Prior to Completion of Performance Cycle.

(i) Upon a Participant’s Termination of Employment with the Company other than due to death, disability or retirement (as described below) prior to completion of a Performance Cycle, in the absence of Committee discretion or a relevant employment or severance agreement between the Company and a Participant that provides otherwise, all unearned Performance Shares relating to such Performance Cycle shall cease to continue to be earned and shall be cancelled, and Participant shall have no further rights or opportunities hereunder.

(ii) If Termination of Employment is due to the death, disability (as defined in Section 422(c) of the Code) or retirement (after attainment of age 55), the Participant or his beneficiary shall be entitled to receive the Pro Rata Portion of the Performance Shares earned at the conclusion of the Performance Cycles in effect at the date of termination, at the time and to the extent such Performance Shares would otherwise have been earned in accordance with Section 4 if the individual’s employment had not terminated until after the close of the Performance Cycles; provided however, that no Participant shall receive a Pro Rata Portion of the Performance Shares upon retirement unless such award was not intended to be Qualified Performance-based Compensation. If the Participant has timely filed an irrevocable election to defer settlement of Performance Shares following a Termination of Employment in accordance with terms and conditions established by the Committee, such earned Performance Shares shall be settled in accordance with such deferral election; provided, however, that any such deferral shall be made in compliance with a plan designed to comply with the requirements of Section 409A of the Code.

(b) Change in Control. In the event of a Change in Control prior to the conclusion of any Performance Cycle, the Participant shall be deemed to have earned and shall be entitled to receive, in accordance with the applicable provisions of the Program, the greater of (i) 100% of the Target Performance Shares relating to Performance Cycles in effect as of the Change in Control or (ii) 100% of the Performance Shares relating to Performance Cycles in effect as of the Change in Control based on performance calculated through the quarter ending immediately prior to the date of the Change in Control.

6. ADMINISTRATION

(a) Committee. The Committee shall have full discretion to interpret and administer the Program, and its decision in any matter involving the interpretation and application of this Program shall be final and binding on all parties. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members,

CHITTENDEN CORPORATION

Performance Share Program

may delegate all or any part of its responsibilities and powers for administering the Program to one or more persons as the Committee deems appropriate, and, at any time revoke the allocation or delegation; provided, however, the Committee may not delegate its responsibilities under the Program relating to any Covered Employee to the extent that such Covered Employee’s Award is intended to be Qualified Performance-based Compensation if such delegation would be prohibited under Section 162(m) of the Code.

(b) Amendment and Termination. The Board reserves the right to amend, modify, suspend or terminate this Program in whole or in part at any time, so long as such action is consistent with the provisions of the SIP.

7. GENERAL PROVISIONS

(a) Payments to Minors and Incompetents; Death. If any Participant, spouse or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Program. In the event of a Participant’s death prior to payment of any Award to which Participant is otherwise entitled, payment shall be made to the Participant’s then-effective beneficiary or beneficiaries in accordance with the beneficiary designation on file with the Company. If no such designation is in effect, payments will be made to the Participant’s estate.

(b) No Contract. This Program shall not be deemed a contract of employment with any Participant, nor shall any provision hereof affect the right of the Company to terminate a Participant’s employment.

(c) Non-Alienation of Benefits. No amount payable to, or held under the Program for the account of, any Participant, spouse or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any amount payable to, or held under the Program for the account of, any Participant be in any manner liable for such Participant’s debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

(d) Income Tax Withholding. As a condition to the delivery of any shares of Common Stock or other amounts hereunder, the Committee may require that the Participant, at the time of such payment of shares, pay to the Company an amount to satisfy any applicable tax withholding obligation as the Committee shall determine from time to time, or the Committee may take such other action as it may deem necessary to satisfy any such withholding obligations. The Committee, in its sole discretion, may permit or require a Participant to satisfy all or a part of the tax withholding obligations

CHITTENDEN CORPORATION

Performance Share Program

incident to the payment of shares by having the Company withhold a portion of the shares that would otherwise be issuable to the Participant. Such shares shall be valued based on their Fair Market Value (as defined in the SIP) on the date the tax withholding is required to be made. Any such share withholding with respect to a Participant subject to Section 16(a) of the Exchange Act shall be subject to such limitations as the Committee may impose to comply with the requirements of Section 16 of the Exchange Act.

(e) Governing Law. The provisions of the Program shall be interpreted, construed, and administered in accordance with the referenced provisions of the Code and with the laws of the State of Vermont.

(f) Captions. The captions contained in the Program are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Program, nor in any way affect the construction of any provision of the Program.

(g) Severability; Entire Agreement. If any of the provisions of this Program or any award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Program and any award documents contain the entire agreement of the parties with respect to the subject matter thereof and, unless specified otherwise, supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.

(h) Nonexclusivity of the Program. This Program shall not be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Program, as it may deem desirable.

CHITTENDEN CORPORATION

Performance Share Program

Exhibit A

Illustration of Performance Cycles Under the Program

CHITTENDEN CORPORATION

Performance Share Program

Exhibit B

Performance Shares Earned for EPS Growth Rate

for the 2005-2007 Performance Cycle

Percentile Rank vs. Comparison Group 3-Year EPS Growth Rate	% of Target Award Paid
100th	150%
75th	100%
50th	50%
25th and below	0%

The % of Target Award Paid between each of the respective percentiles specified above shall be determined by linear interpolation and shall be rounded to the nearest whole share of Common Stock.

The above mechanics are illustrated as follows:

CHITTENDEN CORPORATION

Performance Share Program

Exhibit C

Comparison Group for 2005-2007 Performance Cycle

Alabama National Bancorporation	Mercantile Bankshares Corporation
Citizens Banking Corporation	Pacific Capital Bancorp
First Citizens Bancshares	Park National Corporation
First Financial Bancorp Inc.	South Financial Group Inc.
FirstMerit Corporation	Sterling Bancshares, Inc.
Fulton Financial Corporation	Susquehanna Bancshares, Inc.
Gold Banc Corporation, Inc.	Trustmark Corporation
Greater Bay Bancorp	UMB Financial Corporation
International Bancshares Corporation	Wilmington Trust Corporation
Wintrust Financial Corporation